Exhibit 2.2

PURCHASE AND TRANSFER AGREEMENT
FOR SHARES IN

RÖNTEC AKTIENGESELLSCHAFT

WITH ITS REGISTERED OFFICE IN BERLIN

PURCHASE AND TRANSFER AGREEMENT

between

Bruker AXS GmbH
Östliche Rheinbrückenstraße 50
D-76167 Karlsruhe

- hereinafter referred to as the “Purchaser” -

and

1.	bmp Aktiengesellschaft
Alt-Moabit 59-61
D-10555 Berlin

2.	bmp Venture Tech GmbH
Alt-Moabit 59-61
D-10555 Berlin

3.	Ventegis Capital AG
Kurfürstendamm 119
D-10711 Berlin

4.	Mr. Martin Gander
***

5.	Mr. Andreas Gatzke
***

6.	Mr. Gert Kommichau
***

7.	Mr. Klaus Kromer
***

8.	Mr. Gerd Liebezeit
***

9.	Mr. Manfred Maneck
***

10.	Mr. Olaf Meibaum
***

11.	Mr. Detlef Meinhardt
***

12.	Mr. Rainer Schädlich
***

13.	Herrn Thomas Schülein
***

14.	Herrn Prof. Norbert Langhoff
***

15.	Herrn Ulrich Waldschläger
***

- hereinafter referred to individually or together as the “Sellers” -

- the Sellers Nos. 4 through 15 are referred to individually and together as the “Old Shareholders”, and the Sellers Nos. 1 through 3 are also referred to individually and jointly as the “Financial Investors” -

- the Seller No. 1 is also referred to hereinafter as “bmp AG” -

- the Sellers and the Purchaser will hereinafter also be referred to individually as a “Party” and together as the “Parties” -

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

TABLE OF CONTENTS

TABLE OF CONTENTS
LIST OF DEFINITIONS
LIST OF EXHIBITS
PREAMBLE
§ 1 COMPANY DETAILS
1.1	Company Details
1.2	Share Capital of RÖNTEC AG
1.3	Effective Transfer Date
§ 2 SALE OF SHARES; ENTITLEMENT TO DIVIDENDS
2.1	Sale of Shares
2.2	Transfer; Consents
§ 3 PURCHASE PRICE; PAYMENT METHOD
3.1	Base Purchase Price
3.2	Adjustment of the Purchase Price
3.3	Due Date, Allocation and Payment of the Purchase Price
§ 4 PURCHASE PRICE INCREASE
4.1	Supplemental Purchase Price 2006
4.2	Supplemental Purchase Price 2007
4.3	Determination of the Relevant Turnover
4.4	Due Date, Payment and Adjustment of the Supplemental Purchase Prices
4.5	Loss of Claim for Payment of a Supplemental Purchase Price
§ 5 INDEPENDENT GUARANTEES OF THE SELLERS
5.1	Form and Scope of the Guarantees by the Sellers
5.2	Ownership of the Shares
5.3	Company Law Situation
5.4	Participations
5.5	Inter-company Agreements
5.6	No Insolvency Proceedings
5.7	Annual Financial Statements
5.8	Contingent Liabilities
5.9	Futures Transactions / Options
5.10	Loan Agreements / Liabilities owed to Banks
5.11	Security / Liability for Obligations of Third Parties
5.12	Assets
5.13	Intellectual Property Rights
5.14	Company Name
5.15	Lease and Similar Agreements

5.16	Procurement
5.17	Service Agreements
5.18	Consulting Agreements
5.19	Distribution Agreements
5.20	Personnel
5.21	Continuation of Material Agreements
5.22	Customer Relations
5.23	Insurance
5.24	Disputes
5.25	Warranties
5.26	Products
5.27	Compliance
5.28	Environment
5.29	Public Subsidies
5.30	Restrictions on Competition
5.31	Business Dealings with the Sellers
5.32	Complete Disclosure
5.33	Brokers
5.34	Assets of the Sellers
§ 6 CONSEQUENCES OF BREACH
6.1	Compensatable Damage
6.2	Liability of the Sellers for the Guarantees under Clause 5
6.3	Exempt Amount, Total Exempt Amount
6.4	Knowledge of the Purchaser
6.5	Notice to the Sellers; Proceedings in the Case of Third Party Claims
6.6	Mitigation of Loss, Exclusion of Liability
6.7	Limitations Period
6.8	Exclusion of further Claims
§ 7 TAX WARRANTIES AND INDEMNIFICATION
7.1	Tax Guarantee
7.2	Damages based on Tax Guarantees
§ 8 DISCHARGE OF RÖNTEC AG’S LIABILITIES
8.1	Release from Liabilities under Loans and other Liabilities
§ 9 INDEMNIFICATIONS AND COVENANTS OF THE SELLERS
9.1	Limitations Period; Scope of Liability
9.2	Proceedings in the Case of Indemnification Claims
9.3	Indemnification in connection with Silent Participations
§ 10 MATERIAL ADVERSE CHANGE
§ 11 VESTING
§ 12 PROHIBITION ON COMPETITION
12.1	Prohibition on Competition for the Sellers
12.2	Participations in a competitive Enterprise
12.3	Activity for RÖNTEC AG
12.4	Contract Penalty [Strafversprechen]

§ 13 CONFIDENTIALITY AND PRESS RELEASES
13.1	Confidentiality; Press Releases; Public Announcements
13.2	Confidentiality on the part of the Sellers
§ 14 ASSIGNMENT OF RIGHTS AND OBLIGATIONS
§ 15 CONTINUATION OF THE BUSINESS OPERATIONS
§ 16 POWER OF ATTORNEY FROM THE SELLERS
§ 17 TAXES AND COSTS
17.1	Taxes
17.2	Costs
§ 18 NOTICES
18.1	Form of Notices
18.2	Notices to the Sellers
18.3	Notices to the Purchaser
18.4	Changes in the Addresses
§ 19 FINAL PROVISIONS
19.1	Applicable Law
19.2	Jurisdiction and Venue
19.3	Amendments, Supplements and Cancellations
19.4	Headings
19.5	Exhibits
19.7	Severability Clause

LIST OF DEFINITIONS

Share/Shares	see the Preamble
Old Shareholders	see page 3
Banking Day	every day on which banks are open in Frankfurt am Main
Base Purchase Price	see Clause 3.1
bmp AG	see page 3
Bruker-Röntec Division

is the business division currently operated by RÖNTEC AG in Berlin, which will continue to be conducted in Berlin, if applicable after a transformation [Umwandlung] of RÖNTEC AG or a merger [Verschmelzung] of RÖNTEC AG with the Purchaser.  If in the future the Purchaser wants to locate its own divisions or divisions which are still to be acquired on the site of RÖNTEC AG in Berlin, these divisions are not to be attributed to the Bruker-Röntec Division for the purposes of this Agreement and especially not for the purpose of determining turnover in order to calculate an increase in the Purchase Price pursuant to § 4.

Retention Amount	see Clause 3.3
Supplemental Cash Purchase Price 2006 and 2007	see Clause 4.4.1

Supplemental Purchase Price 2006	see Clause 4.1
Supplemental Purchase Price 2007	see Clause 4.2
Supplemental Purchase Price in Kind 2006 and 2007	see Clause 4.4.1
Financial Investors	see page 3
Indemnification Claims	see Clause 9.2
Company	see the Preamble
Maximum Liability Amount	see Clause 6.2
Annual Financial Statements	see Clause 3.3.1
Purchaser	see page 2
Sellers’ Knowledge	see Clause 5.1.4
Small Shareholders	stockholders of RÖNTEC AG each holding less than 0.5% of the shares in RÖNTEC AG
Minimum Amount	see Clause 6.3
Party / Parties	see page 3
Reduction Amount	see Clause 3.2
Registered Shares	see Clause 3.2.2
RÖNTEC AG	see Preamble
RönTec GmbH	see Preamble
Threshold Amount	see Clause 6.3
Effective Transfer Date	see Clause 1.3
Sold Shares	see Clause 2.1
Seller	see page 3
Closing Date	see Clause 2.2.1

LIST OF EXHIBITS

Exhibit P1	Copy of the Share Register of RÖNTEC AG
Exhibit P3	Draft of the Purchase and Transfer Agreement with all Small Shareholders, each holding less than 0.5% of the shares in RÖNTEC AG
Exhibit P4 (Part 1)	List of Shares and Shareholders of RÖNTEC AG;
Exhibit P4 (Part 2)	Index of the Sellers and the Sold Shares they own;
Exhibit P4 (Part 3)	Allocation of the Purchase Price among the Sellers;
Exhibit P4 (Part 4)	Bank Accounts of the Sellers;
Exhibit 3.2.	Subsidies for Subsidy Periods after the Closing Date
Exhibit 3.3.8	Sample Confirmation of Receipt of the Purchase Price
Exhibit 3.3.5	Confirmation by the Secretary of Bruker BioSciences Corporation of the Transfer of Title to the Registered Shares
Exhibit 3.3.3	Summary of the SEC Trading Restrictions
Exhibit 3.3.8	Sample Confirmation of Receipt of the Purchase Price
Exhibit 5.3.1	Excerpt from the Commercial Register and Articles of RÖNTEC AG
Exhibit 5.3.2	Agreements on Silent Partnerships with bmp AG, bmp Venture Tech GmbH and Venegis Capital AG
Exhibit 5.8	List of the Company’s Contingent Liabilities
Exhibit 5.10	List of all of the Company’s Loan Agreements / Liabilities owed to Banks
Exhibit 5.13	List of all Patents, Trademarks and Intellectual Property Rights of the Company
Exhibit 5.15	The Company’s Leases and Long Term Contractual Relationships
Exhibit 5.16	Procurement Agreements of the Company

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K.  The Registrant will furnish a copy of any omitted annex or exhibit to the Securities and Exchange Commission supplementally upon request.

Exhibit 5.17	Service Agreements of the Company
Exhibit 5.18	Consulting Agreements of the Company
Exhibit 5.19	Distribution Agreements and Commercial Agency Agreements of the Company
Exhibit 5.23	List of all Insurance Agreements of the Company
Exhibit 5.25	Warranties given by the Company
Exhibit 5.27	Compliance
Exhibit 5.30	Restrictions on Competition
Exhibit 5.31	List of Agreements between the Sellers and RÖNTEC AG
Exhibit 6.1.2.a	Disclosure Letter
Exhibit 6.1.2.b	Due Diligence Report of CMS Hasche Sigle
Exhibit 6.1.2.c	Letter from William Knight dated 20 September 2005
Exhibit 8.	List of Liabilities for Release
Exhibit 11	Stock Repurchase Agreement between various Old Shareholders and Bruker BioSciences Corporation

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K.  The Registrant will furnish a copy of any omitted annex or exhibit to the Securities and Exchange Commission supplementally upon request.

PREAMBLE

The Sellers hold a total of 3,035,080 shares of registered common stock in RÖNTEC Aktiengesellschaft, with each share having a notional par value of EUR 1.00. RÖNTEC Aktiengesellschaft has its registered office in Berlin, is registered in the Commercial Register of the Local Court Charlottenburg[Amtsgericht] of Berlin under no. HRB 72789 and has a share capital of EUR 3,064,968 (in words: three million sixty-four thousand nine hundred and sixty-eight Euros) (hereinafter referred to as “RÖNTEC AG” or also as the “Company”).  The share capital is divided into a total of 3,064,968 shares of registered common stock, each having a notional par value of EUR 1.00 (hereinafter collectively referred to as the “Shares” or individually as a “Share”).

A copy of the share register of RÖNTEC AG, status 7 October 2005, is attached as Exhibit P1.

The Purchaser is registered in the Commercial Register of the Local Court of Karlsruhe under no. HRB 7524.  The Purchaser has its registered office in Karlsruhe.

RÖNTEC AG is active in the field of planning, development, production and distribution of devices for materials and structural analysis using x-rays, including applications in industry, research and academics.  The Company provides products in the form of complex system solutions consisting of hardware and software, especially x-ray spectrometers for x-ray microanalysis, micro x-ray fluoroscopic spectrometers for the analysis of works of art, total reflection spectrometers for environmental and trace analysis, energy dispersion x-ray diffractometers for determining single crystal characteristics as well as x-ray detectors for various applications.

There are contracts on establishing silent partnerships [stille Gesellschaften] between RÖNTEC AG and Ventegis Capital AG, Berlin (Local Court of Charlottenburg, no. HRB 57882), bmp Venture Tech GmbH, Berlin (Local Court of Charlottenburg, no. HRB 68302) and bmp Mobility AG Venture Capital, Berlin (Local Court of Charlottenburg, no. HRB 65607).  These silent partnerships were initially concluded with RönTec-Gesellschaft für Röntgenanalysen-Technik mbH (hereinafter referred to as “RönTec GmbH”) and were transferred to RÖNTEC AG after RönTec GmbH was merged with this company.  bmp Mobility AG Venture Capital, which in the meantime has changed its name to bmp eBusiness AG Venture Capital, transferred its rights under the silent partnership by an agreement of 28 June 2000 to bmp Life Science AG, Berlin (Local Court of Charlottenburg, HRB 67465).  Both bmp Mobility AG Venture Capital, which changed its name to bmp eBusiness AG, as well as bmp Life Science AG have been merged in the meantime with bmp Aktiengesellschaft, Berlin (Local Court of Charlottenburg, HRB 64077B), so that bmp Aktiengesellschaft, bmp Venture Tech GmbH as well as Ventegis Capital AG hold silent participations in RÖNTEC AG.

Under the above silent partnerships, RÖNTEC AG is required to surrender part of its profits.

RÖNTEC AG has granted Prof. Norbert Langhoff an option to acquire *** shares in RÖNTEC AG under a convertible bond dated 18 November 2002.

The Sellers as well as all other shareholders in RÖNTEC AG intend to sell 100 % of the share capital in RÖNTEC AG, i.e. all 3,064,968 shares.  The Purchaser intends to acquire the above Shares. It is intended that those shareholders in RÖNTEC AG, who are not parties to this Agreement and who each hold less than 0.5 % of the Shares of RÖNTEC AG (hereinafter, the “Small Shareholders”) will sell and transfer all of the shares they hold in RÖNTEC AG to the Purchaser under a separate share purchase and transfer agreement.  The draft of this agreement is attached as Exhibit P3.

The Purchaser also intends after acquiring all shares in RÖNTEC AG to transform the legal form into a company with limited liability [Gesellschaft mit beschränkter Haftung] and then change the fiscal year to the calendar year.  This can also be accomplished by merging RÖNTEC AG with the Purchaser, whereby the division of the current RÖNTEC AG would then be continued, for example, as “Bruker-Röntec Division” at the site in Berlin as a branch of the Purchaser.

The Purchaser also intends to strengthen the equity capital of RÖNTEC AG after the above acquisition of all shares in RÖNTEC AG.  This can be accomplished on the one hand by obtaining releases from the current liabilities of RÖNTEC AG owed to third parties, and also by direct contribution of funds to RÖNTEC AG.

The Parties are aware that the Exhibits attached to this Agreement are presently not complete and also are only preliminary in nature, meaning that changes in these Exhibits can occur up to the Closing Date.  The final Exhibits, which are supposed to be binding on the Parties, will be exchanged between the Parties on the Closing Date and will be attached to this Agreement.

Now therefore, the Parties agree as follows:

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

§ 1 COMPANY DETAILS

1.1

Company Details

RÖNTEC AG is a stock corporation [Aktiengesellschaft] existing under German law with the name “RÖNTEC Aktiengesellschaft”, which has its registered office in Berlin and is registered in the Commercial Register of the Local Court of Charlottenburg under no. HRB 72789.

1.2

Share Capital of RÖNTEC AG

The share capital of RÖNTEC AG is EUR 3,064,968.00 (in words: three million sixty-four thousand nine hundred sixty-eight Euros) and is fully paid in. The share capital consists of 3,064,968 registered shares of common stock having a notional value of EUR 1.00 each, which are held as set forth in Exhibit P4 (Part 1). All shares and the shareholders listed in Exhibit P4 (Part 1) are registered in the Share Register of RÖNTEC AG. The shares do not have certificates.

1.3

Effective Transfer Date

The effective transfer date within the meaning of this Purchase and Transfer Agreement is 7 October 2005, 24:00 hours (hereinafter referred to as the “Effective Transfer Date”).

§ 2 SALE OF SHARES; ENTITLEMENT TO DIVIDENDS

2.1

Sale of Shares

The Sellers hereby sell to the Purchaser, which accepts the sale, all shares in RÖNTEC AG which they hold and are listed in Exhibit P4 (Part 2) (hereinafter referred to as the “Sold Shares”) with economic effect as of the Effective Transfer Date pursuant to the provisions of this Purchase and Transfer Agreement. The sale of the Sold Shares includes all related claims and other rights including the right to a dividend for the current fiscal year and all previous fiscal years.

2.2

Transfer; Consents

Subject to the condition precedent of payment of the Base Purchase Price pursuant to Clauses 3.1, 3.3.1, 3.3.3 through 3.3.6 minus a withheld amount of EUR *** under Clause 3.3.1 for the Financial Investors, the Sellers transfer to the Purchaser the Sold Shares under Clause 2.1 including all related claims and other rights such as the dividend right for the current fiscal year and all past fiscal years. In execution hereof, the Sellers assign to the Purchaser the Sold Shares subject to the above condition precedent. The Purchaser accepts the assignment. The date on which the Base Purchase Price under Clauses 3.1, 3.3.1, 3.3.3 through 3.3.6 minus the Retention Amount for the Financial Investors under Clause 3.3.1 is paid to the Sellers and title to the Sold Shares thereby passes to the Purchaser is hereinafter referred to as the “Closing Date”.

§ 3 PURCHASE PRICE; PAYMENT METHOD

3.1

Base Purchase Price

The Purchase Price to be paid by the Purchaser to the Sellers for the Sold Shares which are sold and transferred under Clause 2.1 of this Purchase and Transfer Agreement as well as for all other performance and actions of the Sellers pursuant to this Purchase and Transfer Agreement is EUR 3,085,119.00, hereinafter referred to as the “Base Purchase Price”), which is allocated to the Sellers in accordance with the information in Exhibit P4 (Part 3).

3.2

Adjustment of the Purchase Price

If the subsidies for subsidy periods after the Closing Date listed in Exhibit 3.2 are reduced during a period of 12 calendar months after the Closing Date compared to the amount set forth in Exhibit 3.2 because the acquisition of the shares in RÖNTEC AG by the Purchaser means that the prerequisites for a continued grant of the listed subsidies are no longer met, the share of the Base Purchase Price under Clause 3.1 allocable to the Financial Investors and, thus, the Base Purchase Price itself will be reduced by a total of *** of the amount by which the subsidies listed in Exhibit 3.2 in the mentioned period of time are reduced compared to the amounts listed in Exhibit 3.2 (the amount by which the Base Purchase Price is reduced under the above calculation is hereinafter

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

referred to as the “Reduction Amount”. The Reduction Amount is limited to a maximum of EUR *** and is allocated to the Financial Investors in a manner proportionate to their respective interests in the Base Purchase Price as set forth in Exhibit P4 (Part 3). The Purchase Price will not be adjusted if a final and binding subsidy ruling has been presented to the Purchaser prior to the applicable reduction in the subsidies, and such ruling provides an assurance that the subsidies listed in Exhibit 3.2 will not be reduced below the amounts listed in Exhibit 3.2 on the grounds that the prerequisites for the further grant of the listed subsidies continue to exist despite the acquisition of the shares in RÖNTEC AG by the Purchaser.

3.3

Due Date, Allocation and Payment of the Purchase Price

3.3.1

The Base Purchase Price minus a retained amount of EUR *** (hereinafter referred to as the “Retention Amount”) is to be paid pursuant to the provisions in Clauses 3.3.3 et seq. within five Banking Days after all of the following conditions have occurred:

a)

Proof of the extension of the existing lease agreement between RÖNTEC AG and WISTA AG for the property currently used by RÖNTEC AG in Schwarzschildstrasse 12, 12489 Berlin. The extension must be for a period of at least 3 years and on the current conditions;

b)

Presentation of a confirmation from WISTA AG that it will not terminate the lease with RÖNTEC AG for the property currently used by RÖNTEC AG in Schwarzschildstrasse 12, 12489 Berlin, as a result of the transfer of a majority of the shares or all of the shares in RÖNTEC AG to the Purchaser;

	c)	Valid conclusion of the share purchase and transfer agreement with the Small Shareholders of RÖNTEC AG attached as Exhibit P3;
	d)	Presentation of a confirmation from the *** that RÖNTEC AG has properly and fully settled all license fees *** in the past;
e)

Valid conclusion of a Stock Repurchase Agreement pursuant to Exhibit 11 between Bruker BioSciences Corporation and each Old shareholder, except for the Old shareholders Martin Gander, Rainer Schädlich, Gerd Liebezeit and Prof. Dr. Norbert Langhoff;

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

f)

Presentation of the audited annual financial statements of RÖNTEC AG for the fiscal year ending on 30 June 2005, affixed with an unqualified auditor’s opinion (hereinafter referred to as the “Annual Financial Statements 2005”, and together with the annual financial statements for 30 June 2004, the “Annual Financial Statements”);

g)

All members of the Supervisory Board have given written notices of resignation, according to which each of them resigns from his office as a member of the Supervisory Board effective at the point in time of transfer of all shares in RÖNTEC AG to the Purchaser;

h)

The shareholders’ meeting of RÖNTEC AG has consented to the transfer of the 219,351 shares of common stock to Ventegis Capital AG under the agreement of 29 October/3 November 2004, to the transfer of all Shares to the Purchaser as well as the cancellation of the agreements on partial transfer of profits with bmp Aktiengesellschaft, bmp Venture Tech GmbH and Ventegis Capital AG;

i)

Cancellation of the option agreement between RÖNTEC AG and Prof. Norbert Langhoff as well as conclusion of an agreement with Prof. Norbert Langhoff to the effect that the bond of RÖNTEC AG in the nominal amount of EUR 5,000.00 which was subscribed to by Prof. Norbert Langhoff will be redeemed in the near future;

j)

Approval of all resolutions adopted by the shareholders’ meeting of RÖNTEC AG since 2 April 2002 by the two equally entitled beneficiaries of the estate of Hans-Eberhard Gorny, Valentina Gorny and Xenia Gorny;

k)	Presentation of all completed Exhibits to this Agreement in a form acceptable to all Parties and written confirmation of the Parties or their representatives to this effect;
l)	Cancellation of all existing participation agreements between shareholders in RÖNTEC AG and RÖNTEC AG itself, if any;
m)

Conclusion of a cancellation agreement for the silent partnerships/partial transfer of profits agreements listed in Exhibit 5.3.2 with bmp Aktiengesellschaft, bmp Venture Tech GmbH and Ventegis Capital AG effective as of the Closing Date;

n)	Performance of a due diligence examination at RÖNTEC USA Inc. with a result satisfactory to the Purchaser.

The Purchaser is entitled to completely or partially waive the occurrence of the above conditions by declaration to the Sellers. If the above conditions precedent have not occurred by no later than 18 November 2005 or, in the case of non-occurrence, if the Purchaser has not waived the occurrence of the respective condition which has not occurred by no later than 18 November 2005, the Purchaser on the one hand and the Sellers holding at least 45% of the share capital acting jointly on the other hand can withdraw from this Agreement by declaration given to the Sellers. Sellers who jointly hold at least 45% of the share capital and act jointly are entitled in the case of the non-occurrence of the condition under point k) to withdraw regardless of any declaration of waiver by the Purchaser, but not before 19 November 2005. If the Purchaser withdraws from this Agreement pursuant to this Clause 3.3.1, claims of the Sellers against the Purchaser based on or as a result of the withdrawal from this Agreement are excluded.

3.3.2

The Retention Amount allocated to the Financial Investors in the amount of EUR ***, minus any Reduction Amount under Clause 3.2, is to be paid within 15 Banking Days of the earlier of 15 March 2007 or the date upon which a final and binding subsidy ruling is presented, according to which the subsidies listed in Exhibit 3.2 will not be reduced below the amounts listed in Exhibit 3.2 on the grounds that the conditions for the continuing grant of the listed subsidies are no longer present as a result of the acquisition of the Shares in RÖNTEC AG by the Purchaser; to the extent that the date determined in the above manner is not a Banking Day, payment shall be made on the next Banking Day. The payments are to be made to the Financial Investors proportionate to their respective interests in the Base Purchase Price, as set forth in Exhibit P4 (Part 3).

3.3.3

The Base Purchase Price less the Retention Amount is to be paid to the Financial Investors and the Old Shareholders as follows: the amount payable to the Financial Investors must be wholly rendered in cash, while 25% of the amount payable to the Old Shareholders must be rendered in cash and 75% must be in the form of registered shares (each with a par value of US Dollars 0.01) in the American company, Bruker BioSciences Corporation, with its registered office in Billerica, MA 01821, USA (hereinafter, the “Registered Shares”). The Purchaser guarantees that it is able to transfer to the respective Sellers title to the Registered Shares free of title rights of third parties as part of the Base Purchase Price. This does not apply to the rights resulting under the Stock Repurchase Agreement pursuant to Exhibit 11 which must still be concluded.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

3.3.4

The Base Purchase Price is allocated to the individual Sellers on a proportionate basis as set forth in Exhibit P4 (Part 3). To the extent that the Base Purchase Price under Clause 3.2 is to be adjusted for any Reduction Amount, the adjustment only affects the Financial Investors proportionate to their respective interests in the Base Purchase Price as set forth in Exhibit P4 (Part 3).

3.3.5

To the extent that the Base Purchase Price is to be paid in cash, it is to be paid by transfer to the bank accounts set forth for each Seller in Exhibit P4 (Part 4). To the extent that the Base Purchase Price is to be paid to the Old Shareholders in the form of Registered Shares, the number of Registered Shares calculated according to the provision in Clause 3.6 is to be transferred to the Old Shareholders, and the transfer of title is to be confirmed by the Secretary of Bruker BioSciences Corporation using the draft letter attached as Exhibit 3.3.5, and copies of the stock certificates are to be presented. Upon confirmation by the Secretary of Bruker BioSciences Corporation, the Registered Shares to be transferred to the Old Shareholders on a proportionate basis as part of the Base Purchase Price are also deemed to have been provided for purposes of fulfilling the condition precedent set forth in Clause 2.2.

3.3.6.1

The number of Registered Shares to be transferred to the respective Old Shareholders is calculated by allocating 75% of the Base Purchase Price to be paid to each Old Shareholder, exchanged into US Dollars at the exchange rate applicable on the Effective Transfer Date, which amount is then divided by the average price over the last 3 months prior to the Effective Transfer Date for the Registered Shares traded on the Nasdaq.

3.3.6.2

When calculating the Registered Shares to be allocated to the individual Old Shareholders, the number of Registered Shares for the respective Old Shareholder is to be rounded up to the next whole number. For example, if an Old Shareholder is to notionally receive 100.21 Registered Shares, the Old Shareholder should receive a total of 101 Registered Shares after rounding.

3.3.6.4

The exchange rate applicable for exchanging Euros into US Dollars as of the Effective Transfer Date is to be determined as follows: the rate fixed at 13:00 by Deutsche Bank (DBREF), according to the information under www.db-markets.de. The exchange rate as of the Effective Transfer Date of 7 October 2005 is, therefore, 1.2145 US$ = 1 EUR.

3.3.7

The Old Shareholders, except for the Old Shareholders Martin Gander, Rainer Schädlich, Gerd Liebezeit and Prof. Dr. Norbert Langhoff, are restricted in their ability to transact with the Registered Shares received as purchase price in kind in accordance with the provisions in the Stock Repurchase Agreement attached as Exhibit 11. All Sellers are also instructed that the Registered

Shares are subject to the SEC Trading Restrictions and that the Sellers must comply with these. A brief summary of the SEC Trading Restrictions is attached as Exhibit 3.3.3.
3.3.8

Each Seller personally undertakes to confirm to the Purchaser the receipt of the respective Purchase Price pursuant to Exhibit P4 (Part 3) in the bank accounts set forth in Exhibit P4 (Part 4) without undue delay after receipt of payment. The Sellers will issue the declaration of confirmation using the form attached as Exhibit 3.3.8.

§ 4 PURCHASE PRICE INCREASE

4.1

Supplemental Purchase Price 2006

The Purchase Price for the Old Shareholders is to be increased by *** of the amount by which the turnover [Umsatz] of RÖNTEC AG or the Bruker-Röntec Division exceeds an amount of EUR *** during the period between 1 January 2006 and 31 December 2006 (hereinafter referred to as the “Supplemental Purchase Price 2006”). Thus, if the turnover of Bruker-Röntec Division does not exceed the amount of EUR *** in the stated period of time, no Supplemental Purchase Price 2006 is to be paid. In the event that the Bruker Röntec Division is expanded in the field of x-ray microanalysis by the acquisition of other activities, the Supplemental Purchase Price 2006 is limited to a total amount of EUR ***. The maximum amount of EUR *** results from subtracting the amount allocable to the Small Shareholders (EUR ***) from EUR ***. The Supplemental Purchase Price 2006 will be distributed among the Old Shareholders Pursuant to the information in Exhibit P4 (Part 3). The Financial Investors do not receive any portion of the Supplemental Purchase Price 2006.

4.2

Supplemental Purchase Price 2007

The Purchase Price allocable to the Old Shareholders is to be further increased by *** of the amount by which the turnover of RÖNTEC AG or the Bruker-Röntec Division during the period between 1 January 2007 and 31 December 2007 exceeds the turnover during the period between 1 January 2006 and 31 December 2006 (hereinafter referred to as the “Supplemental Purchase Price 2007”). If the turnover during the period between 1 January 2006 and 31

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

December 2006 is less than EUR ***, the Supplemental Purchase Price 2007 is *** of the amount by which the turnover of the Bruker-Röntec Division during the period between 1 January 2007 and 31 December 2007 exceeds EUR ***. Thus, if the turnover of the Bruker-Röntec Division during the period between 1 January 2007 and 31 December 2007 does not exceed EUR ***, or if it does not exceed the turnover during the period between 1 January 2006 and 31 December 2006, no Supplemental Purchase Price 2007 is to be paid. In the event that the Bruker-Röntec Division is expanded in the field of x-ray microanalysis by the acquisition of other activities, the Supplemental Purchase Price 2007 is limited to a total of EUR ***. The maximum amount of EUR *** results from subtracting the amount allocable to the Small Shareholders (EUR ***) from EUR ***. The Supplemental Purchase Price 2007 will be distributed among the Old Shareholders Pursuant to the information in Exhibit P4 (Part 3). The Financial Investors do not receive any portion of the Supplemental Purchase Price 2007.

4.3

Determination of the Relevant Turnover

4.3.1

The turnover used to determine the Supplemental Purchase Price 2006 and the Supplemental Purchase Price 2007 during the periods set forth in Clauses 4.1 and 4.2 is to be determined on the basis of US GAAP as applied by the Purchaser. The Old Shareholders, to the extent that they are in a service or employment relationship with RÖNTEC AG, undertake not to shift turnover of RÖNTEC AG or the Bruker-Röntec Division ordinarily anticipated in the calendar year 2005 to the calendar year 2006 or to shift turnover ordinarily anticipated in the calendar year 2007 or 2008 to the respective preceding calendar year.

4.3.2

To the extent that product lines of the Bruker-Röntec Division are moved to other sites of the Purchaser, the turnover of Bruker-Röntec generated there is to be added for purposes of calculating the Supplemental Purchase Prices.

4.3.3

Thomas Schülein is exclusively entitled to manage and supervise, alone and/or with the help of advisers, the preparation and audit of the turnover figures for the stated calendar years and to inspect the relevant documents.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

4.4

Due Date, Payment and Adjustment of the Supplemental Purchase Prices

4.4.1

With regard to the portions of the Supplemental Purchase Price 2006 and the Supplemental Purchase Price 2007 payable to the Old Shareholders, 50% is to be paid in cash (“Supplemental Cash Purchase Price 2006” or “Supplemental Cash Purchase Price 2007”) and 50% is to be paid in Restricted Shares (“Supplemental Purchase Price in Kind 2006 or “Supplemental Purchase Price in Kind 2007”) to the Old Shareholders.

4.4.2

The Supplemental Cash Purchase Price 2006, the Supplemental Cash Purchase Price 2007 and the Supplemental Purchase Price in Kind 2007 to be determined and paid to the Old Shareholders pursuant to the provisions in Clauses 4.1, 4.2 and 4.4.1 is reduced, however, by the Reduction Amount, i.e. by a total of 50% of that amount by which the subsidies for subsidy periods after the Closing Date set forth in Exhibit 3.2 are reduced during a period of 12 calendar months after the Closing Date; the reduction shall not, however, exceed EUR 100,000.00. The Reduction Amount is first to be set off against the Supplemental Cash Purchase Price 2006 and, in the event that the Reduction Amount exceeds the Supplemental Cash Purchase Price 2006, the difference is then to be set off against the Supplemental Cash Purchase Price 2007 and, in the event that the Reduction Amount exceeds the Supplemental Cash Purchase Price 2006 and the Supplemental Cash Purchase Price 2007, any remaining difference shall be set off against the Supplemental Purchase Price in Kind 2007.

4.4.3

The Supplemental Cash Purchase Price 2006 and the Supplemental Purchase Price in Kind 2006 are due for payment on 15 March 2007; the Supplemental Cash Purchase Price 2007 and the Supplemental Purchase Price in Kind 2007 are due on 15 March 2008 or, if any of the above dates is not a Banking Day, on the next Banking Day, in each case less any reductions pursuant to Clause 4.4.2.

4.4.4

The Supplemental Cash Purchase Price 2006 and the Supplemental Cash Purchase Price 2007, less any reductions under Clause 4.4.2, are allocated to the Old Shareholders proportionate to their respective interests in the Base Purchase Price as set forth in Exhibit P4 (Part 3) and are to be paid by transfer to the bank accounts of the respective Old Shareholder set forth in the above Exhibit. The provision under Clause 3.3.8 applies mutatis mutandis.

4.4.5

The Supplemental Purchase Price in Kind 2006 and the Supplemental Purchase Price in Kind 2007, less any reductions under Clause 4.4.2, are allocated to the Old Shareholders proportionate to their respective interests in the Purchase Price as set forth in Exhibit P4 (Part 3) and are to be rendered by transfer of Registered Shares to the Old shareholders. When determining the number of Registered Shares to be transferred as Supplemental Purchase Price in Kind 2006 and Supplemental Purchase Price in Kind 2007, the provisions in Clauses 3.3.6.1 through 3.3.7 apply accordingly, except that that the relevant rates for the exchange of Euros into US Dollars as well as for determining the relevant closing price of the Registered Shares traded on the Nasdaq will be determined as of 10 March 2007 for the Supplemental Purchase Price in Kind 2006 and on 10 March 2008 for the Supplemental Purchase Price in Kind 2007 or, to the extent that these dates are not Banking Days, on the next Banking Day.

4.4.6

The Purchaser is entitled at any time to pay the Supplemental Purchase Price in Kind 2006 or the Supplemental Purchase Price in Kind 2007 completely or partially in cash to the bank accounts of the Sellers set forth in Exhibit P3 (Part 4).

4.5

Loss of Claim for Payment of a Supplemental Purchase Price

The claim of the Old Shareholders, except for the Old Shareholders Martin Gander, Rainer Schädlich, Gerd Liebezeit and Prof. Dr. Norbert Langhoff, for payment of a Supplemental Purchase Price 2006 and/or payment of a Supplemental Purchase Price 2007 is lost if the employment or service relationship with the relevant Old Shareholder is terminated by the relevant Old Shareholder prior to 15 March 2007 in the case of the Supplemental Purchase Price 2006 or before 15 March 2008 in the case of the Supplemental Purchase Price 2007. The claim of the Old Shareholders, except for the Old Shareholders Martin Gander, Rainer Schädlich, Gerd Liebezeit and Prof. Dr. Norbert Langhoff, for payment of a Supplemental Purchase Price in Kind 2006 and/or payment of a Supplemental Purchase Price in Kind 2007 is also lost if the employment or service relationship with the relevant Old Shareholder is terminated by RÖNTEC AG or its legal successor for good cause [wichtiger Grund] prior to 15 March 2007 in the case of the Supplemental Purchase Price in Kind 2006 or prior to 15 March 2008 in the case of the Supplemental Purchase Price in Kind 2007. For the purpose of the preceding sentence, only serious misconduct on the part of the Old shareholder concerned qualifies as good cause.

§ 5 INDEPENDENT GUARANTEES OF THE SELLERS

5.1

Form and Scope of the Guarantees by the Sellers

5.1.1

The Sellers hereby guarantee to the Purchaser by way of an independent guarantee pursuant to § 311 para. 1 German Civil Code [Bürgerliches Gesetzbuch, “BGB”] and within the scope of the provisions of this Purchase and Transfer Agreement, especially the terms in Clause 6 of this Purchase and Transfer Agreement, that the statements contained in Clause 5.2 through Clause 5.35 of this Purchase and Transfer Agreement are correct on the date on which this Purchase and Transfer Agreement is concluded and on the Closing Date. The Seller and the Purchaser expressly agree that the guarantees in Clause 5 of this Purchase and Transfer Agreement are not guarantees as to the characteristics or qualities of an object within the meaning of §§ 443, 444 BGB and that § 444 BGB is not applicable to the guarantees given here. To the extent legally permissible and not expressly agreed otherwise in this Purchase and Transfer Agreement, the provisions in §§ 5, 6 and 7 constitute the totality of the agreements of the Parties with regard to the consequences of an incorrect guarantee by the Sellers. All other claims and warranties, regardless of how they arose, their scope or their legal basis, are expressly excluded. This applies especially also for claims based on violation of pre-contractual duties (§ 311 para. 2 and 3 BGB), violation of duties under a contractual relationship [Schuldverhältnis], defects as to quality or title defects [Sach- und Rechtsmängel], especially § 434 para. 1 BGB, claims for reduction of the Purchase Price, and claims based on disruption of the fundamental premises upon which the transaction is based [Störung der Geschäftsgrundlage]. The withdrawal from this Purchase and Transfer Agreement is also excluded except in the cases of Clause 3.3.1, § 10 and Clause 15.2.

5.1.2	Guarantees of bmp AG, bmp Venture Tech GmbH and Ventegis Capital AG
The guarantees under Clauses 5.4 through 5.35 and in § 7 are given only to the best of the Financial Investors’ knowledge.
5.1.3	Knowledge of the Old Shareholders and the Financial Investors

“Knowledge” of a Financial Investor within the meaning of this Purchase and Transfer Agreement refers to the actual knowledge of the respective Financial Investor; apart from actual knowledge, the “knowledge” of an Old Shareholder includes matters which the Old Shareholder ought to have known but for gross negligence.

5.1.4	Attribution of Knowledge
The knowledge of one Old Shareholder will be attributed to the other Old Shareholders except for the Old Shareholders Martin Gander, Rainer Schädlich und Gerd Liebezeit

5.2

Ownership of the Shares

5.2.1

The Sellers are the sole, unrestricted legal and beneficial owners of the Shares sold pursuant to Clause 2.1. The information in the Share Register attached as Exhibit P1 is correct. Except for the shareholders and Shares mentioned in Exhibit P1, there are no other shareholders and/or Shares in RÖNTEC AG. The Shares are not represented by certificates.

5.2.2

The Shares have been validly issued. The contributions to be paid for them were completely and properly rendered in cash and/or as contributions in kind and have not been repaid (either openly or in a hidden manner). There are no obligations to make additional contributions. The Shares are free of encumbrances or other rights of third parties. There are neither trustee relationships, nor silent participations nor sub-participations in the Shares or similar agreements.

5.2.3

The Sellers can freely dispose of the Sold Shares after a corresponding resolution of the shareholders’ meeting consenting to this, and the Purchaser will receive unrestricted legal and beneficial title to the Sold Shares on the Closing Date.

5.2.4

The Sold Shares are not encumbered with any rights whatsoever of third parties. Neither the Sellers nor third parties have preemption rights, rights of first refusal, subscription rights, option rights or rights of conversion or similar rights with regard to the Sold Shares. There are no agreements under which RÖNTEC AG is required to issue or transfer shares, warrant-linked bonds or convertible bonds. This does not apply to the convertible bond existing between the Company and Prof. Norbert Langhoff which gives Prof. Norbert Langhoff an option to acquire 50,000 shares in RÖNTEC AG. The Sold Shares are not the subject of trustee relationships or sub-participations.

5.3

Company Law Situation

5.3.1

The statements in the Preamble, Clause 1.1 and Clause 1.2 of this Purchase and Transfer Agreement are correct. RÖNTEC AG has been properly established and continues to validly exist. Exhibit 5.3.1 contains the current articles of RÖNTEC AG and the current excerpt from the Commercial Register for RÖNTEC AG. The excerpt from the Commercial Register contains all facts which are required to be registered as well as all resolutions of the shareholders’ meeting which must be registered prior to the closing of this Purchase and Transfer Agreement. In addition, there are no other agreements or collateral agreements about the circumstances or the organization of the Company.

5.3.2

Except for the silent partnerships with bmp AG and bmp Venture Tech GmbH under the partnership agreement of 28 December 1998 and with Ventegis Capital AG under the partnership agreement of 29 October/5 November 2004, there are no silent participations in the Company. The agreements on creating silent partnerships with bmp AG, bmp Venture Tech and Ventegis Capital AG are attached as Exhibit 5.3.2. Aside from these agreements, there are no other participations including silent participations and sub-participations in the Company, and there are no conditional obligations (options) owed to shareholders or third parties or binding offers relating to the creation of such participations or the granting of rights equivalent or similar to those of a shareholder (e.g. voting agreements, profit participation agreements).

5.4

Participations

The Company holds the following participations listed under points a) through c) and has a 100% participation in the respective capital and voting rights of the following named companies.
	a)	RÖNTEC UK Ltd.
	b)	RÖNTEC France s.a.r.l.
	c)	RÖNTEC USA Inc.
RÖNTEC AG holds no other participations. It has not undertaken to shareholders or third parties to acquire or sell participations.

The companies listed above under points a) and b) have discontinued their business operations. According to the knowledge of the Sellers, these companies have no contracts with third parties or liabilities owed to third parties. This does not include liabilities resulting from discontinuing business operations or preparing the annual financial statements. The Company also has no liabilities to the companies listed under points a) and b) except for liabilities shown in the Annual Financial Statements, and the Company is not liable towards third parties for liabilities of these companies.

According to the knowledge of the Sellers, the Company has no liabilities outside the ordinary course of business to the subsidiary listed under point c) except to the extent shown in the Annual Financial Statements of the

Company. According to the knowledge of the Sellers, the Company is not liable towards third parties for liabilities of the subsidiary listed under point c). Aside from this, the independent promises given in Clauses 5.2 through 5.35 for the subsidiary mentioned under point c) apply accordingly, whereby a breach of guarantee only exists if the Sellers have knowledge of the relevant matter.

5.5

Inter-company Agreements

RÖNTEC AG has not concluded any control, profit and loss transfer or other inter-company agreements with other companies. This does not apply to the contracts on the partial surrender of profits which are related to the silent partnerships between RÖNTEC AG and bmp AG, bmp Venture Tech GmbH and Ventegis Capital AG.

5.6

No Insolvency Proceedings

No insolvency proceedings have been applied for or commenced against RÖNTEC AG. According to the knowledge of the Sellers, upon conclusion of this Purchase and Transfer Agreement, there are neither circumstances which would require an application for insolvency proceedings to be filed against RÖNTEC AG, nor circumstances which would justify the annulment [Anfechtung] of this Purchase and Transfer Agreement under applicable insolvency law.

5.7

Annual Financial Statements

5.7.1

The following applies with regard to the annual financial statements of RÖNTEC AG for the fiscal years ending on 30 June 2004 and 30 June 2005 (hereinafter referred to as the “Annual Financial Statements”) to be provided by the Sellers to the Purchaser after conclusion of this Agreement. The Annual Financial Statements have been audited and affixed with an unqualified auditor’s opinion. According to the knowledge of the Sellers, the Annual Financial Statements were prepared in accordance with generally accepted accounting principals as well as in compliance with the principles of balance sheet and valuation continuity (same valuation methods applied); the Annual Financial Statements reflect from the perspective of the respective balance sheet dates a true and accurate picture of the assets, financial situation and earnings of RÖNTEC AG within the meaning of § 264 para. 2 German Commercial Code [Handelsgesetzbuch, “HGB”]. According to the knowledge of the Sellers, there are no liabilities or contingent liabilities, nor have any such liabilities been created, which exceed the liabilities and contingent liabilities within the meaning of § 251 HGB that are reported or for which provisions have been set aside in the Annual Financial Statements; these liabilities and contingent liabilities are completely and correctly identified in the notes to the Annual Financial Statements.

5.8

Contingent Liabilities

Exhibit 5.8 contains a true and complete list of all contingent liabilities of the Company as of the time when this Agreement is concluded, including any contingent liabilities under bills of exchange.

5.9

Futures Transactions / Options

The Company has not concluded any futures or options transactions for commodities, foreign currency, securities or financial products (e.g., indices, interest rates, financial units, etc.)

There are also no contingent obligations of the Company under options or similar agreements on the acquisition or the sale of (i) participations or memberships in other companies and (ii) real property or rights equivalent to real property.

5.10

Loan Agreements / Liabilities owed to Banks

Exhibit 5.10 contains a true and complete list as of the time when this Agreement is concluded of all loan agreements concluded by the Company as the debtor, including all loan agreements with the Sellers and/or third parties, as well as the current status as of 30 September 2005 of all liabilities owed to banks. The existing current account credit lines total EUR ***.

5.11

Security / Liability for Obligations of Third Parties

According to the knowledge of the Sellers, the Company has not provided security for liabilities owed to third parties and has not issued any sureties [Bürgschaften], guarantees or letters of comfort [Patronatserklärungen], except for the reservations of title for the benefit of suppliers which are standard in the industry.

5.12

Assets

The Company is the sole and unrestricted owner and/or holder of all assets allocated to fixed and current assets in the ordinary course of business and included in the Company’s Annual Financial Statements 2005. These assets are free of encumbrances of all kinds in favor of third parties, except for

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

standard reservations of title and security interests in respect of the liabilities incurred in the ordinary course of business and included in the Annual Financial Statements 2005. This does not apply, however, to all receivables owed by customers, which have been assigned as security to Deutsche Bank AG.

The assets of the Company and the other items which the Company uses in the ordinary course of business on the basis of rent, lease or other agreements on use are in proper condition as of 30 September 2005 having regard to normal wear and tear and are sufficient in order to conduct the operations of the Company to their current extent. The above assets and items are free of defects except for such defects for which provisions have been established in the Annual Financial Statements 2005.

5.13

Intellectual Property Rights

a)

Exhibit 5.13 is a full and complete list of all patents, trademarks and other intellectual property rights which the Company holds and all agreements with third parties (including the Sellers) about such patents, trademarks or other intellectual property rights. In addition, license agreements (active and passive) relating to such intellectual property rights or know-how are included in Exhibit 5.13. The intellectual property rights listed in Exhibit 5.13 are validly existing and, to the knowledge of the Sellers, have not been challenged by third parties and, to the knowledge of the Sellers, are not subject to cancellation. Any registration fees or other costs for the maintenance of these intellectual property rights have been fully paid.

b)

According to the knowledge of the Sellers, the Company possesses all patents, trademarks and other intellectual property rights which are necessary for its business operations. According to the knowledge of the Sellers, the Company does not use any patents, trademarks or other intellectual property rights of third parties to which it does not have a right of use under a license agreement, and to the knowledge of the Sellers, the Company is not violating patents, trademarks or other intellectual property rights of third parties by the conduct of its business as it is currently conducted.

c)

The Sellers themselves hold no copyrights, patents, trademarks or other intellectual property rights either directly or indirectly (e.g., by family members or companies in which they hold participations by themselves or together with family members) which the Company requires or uses for the conduct of its business as it is currently conducted.

5.14

Company Name

The Company is entitled to carry its name. The use of the name does not violate any rights of third parties.

5.15

Lease and Similar Agreements

Exhibit 5.15 reflects all rent, lease, leasing and other long-term contractual relationships concluded by the Company which individually give rise to annual payment obligations of more than EUR 5,000.00.

5.16

Procurement

Exhibit 5.16 contains all material agreements on the purchase of goods lasting beyond 31 December 2005 and all orders issued to third parties relating to the acquisition by the Company of assets with a value of more than EUR 5,000.00 in the individual case. There are no obligations of the Company, including under the contracts listed in Exhibit 5.16, involving the acquisition of minimum amounts of raw materials and supplies or other products or for payment of prices higher than market price.

5.17

Service Agreements

Exhibit 5.17 contains a complete and accurate list of all service agreements under which the Company is required to provide support and maintenance services to its customers. Exhibit 5.17 also mentions all open technical and maintenance problems which the Company currently has when rendering its services under the service agreements.

5.18

Consulting Agreements

The Company has not concluded any consulting agreements for services which the Company receives or under which the Company is required to provide consulting services.

5.19

Distribution Agreements

Exhibit 5.19 contains a complete and accurate list of all distribution agreements and commercial agency agreements (active and passive) of the Company. According to the knowledge of the Sellers, these agreements have not been terminated, nor is termination threatened to the best of the Sellers’ knowledge. The Company has not concluded any commercial agency, distributorship or similar agreements which could lead to future claims pursuant or according to § 89 b HGB, except to the extent they have been identified as such in Exhibit 5.19. Claims pursuant or according to § 89 b HGB have not yet been asserted and none have been foreshadowed.

5.20

Personnel

a)

The personnel data of RÖNTEC AG provided to the Purchaser on 7 October 2005 in the context of the due diligence examination contains a true and complete list of all employees of the Company. The data contained there are correct.

b)	No special benefits of any kind whatsoever (e.g. premiums, bonuses, commissions, special vacations) have been promised to employees and members of the management board [Vorstand] for the future.
c)

The employment agreements between the Company and the employees employed at the Company as of the Effective Transfer Date on 7 October 2005 and the agreement with Mr. Thomas Schülein, a member of the management board, have not been terminated, except for the agreement with the employee Mr. Norbert Böttcher. To the best of the Seller’s knowledge, none of the employees or Mr. Thomas Schülein has announced a desire to terminate the employment relationship as a result of the pending change in the shareholders or for other reasons.

d)

The Company is not a member of an employers’ association and is not subject to any binding union salary rates, including under any union agreements which have been declared to be generally applicable. There is no works council [Betriebsrat] at the Company. To the best of the Sellers’s knowledge, there are also no efforts to establish any works councils.

5.21

Continuation of Material Agreements

The cooperation agreement existing between the Company and *** is not subject to termination, limitation or amendment as a result of the change in the shareholders and is legally valid; the rights and claims of the Company established in this contract are enforceable. The contract is not terminated. There are no indications that during the period after conclusion of this Agreement there could be a termination, notice of termination or failure to extend this contract. There have especially been no circumstances which have

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

arisen in the business relationships of the parties to the above contract which would indicate a disturbance or even a breaking off of the business relationship in the near future.

5.22

Customer Relations

According to the knowledge of the Sellers, there have been especially no circumstances in the business relationships with their customers (such as resolved or unresolved warranty claims, problems with deliveries or other contractual problems) which would result in a disturbance or even a breaking off of the business relationship in the near future.

5.23

Insurance

Exhibit 5.23 contains a true and complete list of all insurance agreements concluded by the Company stating the insured risk and the respective insurance amount. The Company has fulfilled its obligations under the corresponding insurance contracts and has not defaulted on the obligation to pay insurance premiums.

5.24

Disputes

As of 7 October 2005 there are no court proceedings, administrative proceedings or arbitration proceedings or other legal proceedings (active or passive) for or against the Company or which are threatened where the amount in dispute exceeds EUR ***. In addition, to the best of the Sellers’ knowledge, no such disputes or administrative proceedings are to be expected in which the Company would be involved as a party.

5.25

Warranties

The Company has granted warranties only in the ordinary course of business to its customers or end-users of the products it delivers. According to the knowledge of the Sellers, these warranties do not exceed what is common in the field. Exhibit 5.25 contains a complete and accurate list of all products delivered by the Company in the past for which the Company’s contract partner or the end-user still has oral or written warranties or warranties in the form of a “Gentlemen’s Agreement”. Exhibit 5.25 also contains a complete

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

and correct list of all products produced by the Company in relation to which the respective customer of the Company or the end-user has reported technical problems in the past, which has given rise or could give rise to claims against the Company.

5.26

Products

To the knowledge of the Sellers, the products produced and distributed by the Company satisfy all applicable legal provisions and can be produced and distributed without violating patents, trademarks or other intellectual property rights of third parties.

5.27

Compliance

To the extent not stated otherwise in Exhibit 5.27, the following applies to the Company: The business operations of the Company as well as the buildings they use are substantially in compliance at the present time with the permits and approvals under public law and all applicable laws and regulations, including construction law and zoning law and provisions covering protection of health, maintenance of safety at the work place and protection of the environment. The Company has all permits and licenses under public law and civil law which are required or appropriate for the conduct and operations of the Company and for its transactions. The existence of such permits or concessions is not endangered. The business operations of the Company do not violate any administrative orders, conditions or other orders issued by government or municipal authorities or courts.

5.28

Environment

The Sellers are not aware of any soil and/or groundwater contamination or other harmful changes of the soil within the meaning of § 2 para. 3 German Soil Protection Act [Bundesbodenschutzgesetz, “BBodSchG”] requiring clean-up as a result of the operational activities of the Company; furthermore, the Sellers are not aware of any classification of the Company’s commercial property as an area of preexisting contamination [Altlasten] within the meaning of § 2 para. 5 BBodSchG for which the relevant authorities, according to the current state of knowledge, could require that the owner or holder of immediate possession conduct an investigation, clean-up, removal, other treatment or control, or assume the costs of such measures. According to the knowledge of the Sellers, there are no pending proceedings of public authorities against the Company relating to the removal of contamination of the soil and/or the groundwater or an inspection of such contamination, nor have such proceedings been announced or are they to be expected.

5.29

Public Subsidies

To the extent that the Company received public subsidies in the past, these subsidies were granted on the basis of accurate and correct information by the Company, and they were used in accordance with the determinations, conditions and terms in the orders granting subsidies or the agreements on subsidies. Corresponding subsidies have not been granted in violation of the substantive and formal provisions under Art. 87 and 88 EU Treaty. The corresponding orders granting subsidies are, to the knowledge of the Sellers, legally valid, have not been challenged, and there are no indications that the Company is or could be required to repay subsidies which have been approved or granted for periods prior to the Closing Date for any reason (including the change of shareholders effected by this Agreement).

5.30

Restrictions on Competition

Except as stated in Exhibit 5.30, there are no prohibitions and agreements for the benefit of the Company or burdening the Company, especially no agreements which could restrict the Company from being or becoming active in its present field of business or in other fields of business in the future. In addition, and except as listed in Exhibit 5.30, there are no agreements on delineation of markets or other arrangements relating to competition law between the Company and third parties, especially not with the Sellers or enterprises in which the Sellers have a direct or indirect participation.

5.31

Business Dealings with the Sellers

Except for the contracts listed in Exhibit 5.31, the Company has no contracts with the Sellers or parties related to the Sellers or businesses in which the Sellers hold participations. Parties related to the Sellers or enterprises in which the Sellers have a participation have not received loans from the Company which have not yet been fully repaid and for which the borrower has not paid market rate interest to the Company in full.

5.32

Complete Disclosure

During the discussions and negotiations in the lead-up to this Agreement about the acquisition of the shares in the Company and in response to the questions posed, the Sellers have provided to the Purchaser and its representatives truthful and complete information which a purchaser acting with reasonable care in commercial matters could in good faith expect from a seller acting as an honest businessman as the basis for the decision to conclude this Agreement. According to the knowledge of the Sellers, there are no circumstances indicating that the guarantees given in this Agreement are not or will not be accurate on the date of conclusion and closing of this Agreement, or which indicate that the unrestricted continuation of the business operations of the Company after the date of conclusion and closing of this Agreement could be materially adversely affected.

5.33

Brokers

Neither the Seller nor the Company have retained a broker or mediator in connection with the conclusion of this Agreement, and no obligations to pay fees for a broker or a mediator in connection with the conclusion of this Agreement have been undertaken for which the Purchaser or the Company is or could be liable.

5.34

Assets of the Sellers

The Shares sold pursuant to Clause 2.1 do not constitute the complete assets of the respective Sellers within the meaning of § 1365 BGB.

§ 6

CONSEQUENCES OF BREACH

6.1

Compensatable Damage

6.1.1

In the case of a violation of the guarantees under Clause 5 and Clause 7 of this Purchase and Transfer Agreement by the Sellers, the Sellers must place the Purchaser and RÖNTEC AG in the position they would have been in if the guarantee had not been violated [Naturalrestitution]. If the Sellers are not willing or able to do this within 60 days after the Purchaser has notified the Sellers in writing about the violation of a guarantee, the Purchaser can demand monetary damages.

6.1.2	The Purchaser has no claims against the Sellers for a breach of a guarantee under Clause 5 and Clause 7 of this Purchase and Transfer Agreement if and to the extent that
	(a)	the circumstance for which the claim is asserted is sufficiently taken into account in the Annual Financial Statements; or
	(b)	provisions in the Annual Financial Statements can be written back for this purpose; or

(c)

the set of facts constituting a breach of a guarantee under Clause 5 and Clause 7 of this Purchase and Transfer Agreement has been completely disclosed to the Purchaser in the Disclosure Letter attached as Exhibit 6.1.2.a; or

(d)

the set of facts constituting the breach of a guarantee under Clause 5 and Clause 7 of this Purchase and Transfer Agreement has been addressed in the Due Diligence Report of the Law Firm CMS Hasche Sigle attached as Exhibit 6.1.2.b or in the letter of Mr. William Knight of 20 September 2005 attached as Exhibit 6.1.2.c; or

(e)	the violation of the warranty results exclusively from the fact that the status of the law has changed between the conclusion of this Agreement and the Closing Date.

6.2

Liability of the Sellers for the Guarantees under Clause 5

The liability of the Sellers for a violation of the guarantees in Clauses 5.4 through 5.26 and Clause 5.29 through Clause 5.35 of this Purchase and Transfer Agreement is limited to the amount of the net Purchase Price plus the amount of any increase in the Purchase Price pursuant to § 4 of this Purchase and Transfer Agreement allocable to the respective Seller (hereinafter referred to as the “Maximum Liability Amount”).

6.3

Exempt Amount, Total Exempt Amount

The Purchaser is only entitled to assert claims under Clauses 5.4 through 5.35 of this Purchase and Transfer Agreement if in a specific case the claim against one or more Sellers has a total value of EUR *** (ten thousand Euros) (hereinafter referred to as the “Minimum Amount”) and the total amount of one or more individual claims against the Sellers under Clauses 5.4 through 5.35, taking into account the following sentence, exceeds a total of EUR *** (twenty-five thousand Euros) (hereinafter referred to as the “Threshold Amount”). If the Minimum Amount and the Threshold Amount are exceeded, the Sellers are liable for the total amount. In the case of claims under Clauses 5.1 through 5.3 of this Purchase and Transfer Agreement, claims can be asserted against one or more Sellers without the Minimum Amount or a Threshold Amount having to be reached.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

6.4

Knowledge of the Purchaser

Section 442 para. 1 BGB applies subject to the proviso that the sets of facts contained in the Due Diligence Report of the Law Firm CMS Hasche Sigle attached as Exhibit 6.1.2.b and the letter of Mr. William Knight of 20 September 2005 attached as Exhibit 6.1.2.c are considered to be known to the Purchaser, and only claims against the Sellers based on these sets of facts cannot be asserted; aside from this, circumstances about which the Purchaser has knowledge and which would constitute a breach of the guarantees in § 5 and § 7 do not preclude the Purchaser’s Rights.

6.5

Notice to the Sellers; Proceedings in the Case of Third Party Claims

In the case of an actual or possible breach of a guarantee under § 5 and § 7 of this Purchase and Transfer Agreement, the Purchaser is required to notify the Sellers in writing about the actual or potential breach and to state the estimated amount of the claim to the extent possible. The Sellers must be given the opportunity to correct the breach within the period set forth in Clause 6.1.1 of this Purchase and Transfer Agreement.

6.6

Mitigation of Loss, Exclusion of Liability

Section 254 BGB remains unaffected. In particular, the Purchaser is required to avoid the occurrence of harm and to minimize the amount of the resulting damages. A claim for damages by the Purchaser is limited to the direct damages caused by the incorrectness of the guarantee, excluding indirect damages, consequential damages and loss of profits.

6.7

Limitations Period

All claims of the Purchaser for breach of a Sellers’ guarantee under Clause 5.4 through Clause 5.27 and Clause 5.30 through Clause 5.35 of this Purchase and Transfer Agreement are time-barred on 31 March 200***; claims due to a breach of a guarantee under Clauses 5.1 through 5.3 of this Purchase and Transfer Agreement are time-barred after the expiration of 10 (ten) years from the Closing Date, claims for a breach of Clause 5.28 are time-barred after the expiration of 5 (five) years from the Closing Date, and claims for violation of Clause 5.29 are time-barred upon expiration of 3 (three) years from the Closing Date. Claims of the Purchaser under § 7 (Taxes) of this Purchase and Transfer Agreement are time-barred 6 months after a final and binding ruling has been issued by the relevant tax authority for the relevant period of time.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

6.8

Exclusion of further Claims

To the extent legally permissible and not expressly agreed otherwise in this Purchase and Transfer Agreement, all further claims and warranties are expressly excluded, regardless of how they arose, their scope or their legal basis. This applies especially for claims based on breach of pre-contractual duties (§ 311 para. 2 and 3 BGB), violations of duties under a contractual relationship, claims for reduction of the Purchase Price, and claims based on disruption of the fundamental premises upon which the transaction is based. The withdrawal from this Purchase and Transfer Agreement is also excluded except in the cases of Clause 3.3.1, § 10, § 15.

§ 7 TAX WARRANTIES AND INDEMNIFICATION

7.1

Tax Guarantee

The Sellers also guarantee as an independent guarantee pursuant to § 311 para. 1 BGB that, as of the Closing Date:
(a)

RÖNTEC AG has provided all declarations and preliminary notifications about taxes, fees, contributions and other levies, customs duties and social insurance contributions and all other legally required declarations to the relevant authorities on time or in accordance with an express or implicit extension of deadline and in a complete and truthful manner. There are no external audits or other audits currently being conducted at RÖNTEC AG;

(b)

RÖNTEC AG has completely paid when due all taxes including tax prepayments, fees, contributions and other levies, customs duties and social insurance contributions and has withheld all taxes (tax withholding amounts), fees, contributions and other levies, customs duties and social insurance contributions which were required to be withheld and has passed them on to the respective recipient when due and has paid all ancillary tax payments, amounts subject to tax liability and penalties;

(c)

RÖNTEC AG has set aside tax provisions in the Annual Financial Statements at least in the amount required by law to the extent that taxes, including tax withholding amounts, ancillary tax payments and amounts subject to tax liability, fees, contributions and other levies, customs duties and insurance contributions as well as fines were not paid or not paid in full for assessment periods prior to 30 June 2005;
(d)

RÖNTEC AG has accurately reported any claims for reimbursement or return of taxes, fees, contributions and other levies, customs duties and social insurance contributions in the Annual Financial Statements.

7.2

Damages based on Tax Guarantees

The Purchaser is entitled to assert a claim for damages against the Sellers in the amount of any tax burden on RÖNTEC AG (including tax prepayments, fees, contributions and other levies, customs duties and social insurance contributions) which (i) relates to assessment periods up to 30 June 2005, or (ii) relates to periods prior to the Closing Date and which has not been fully discharged by the Closing Date or has not been sufficiently provided for in the Annual Financial Statements 2005. In the case of sentence 1 (ii), the applicable taxes, levies, customs duties and social insurance amounts will accrue on a pro rata temporis basis. Sentence 1 applies accordingly in the case of taxes resulting from hidden distributions of profits [verdeckte Gewinnausschüttungen] which took place prior to the Closing Date.

The above claims for damages do not include changes that are merely the result of shifting the tax basis (shifting between tax periods).

§ 8 DISCHARGE OF RÖNTEC AG’S LIABILITIES

8.1

Release from Liabilities under Loans and other Liabilities

The Purchaser undertakes to directly obtain a release from the respective creditor of the liabilities listed in Exhibit 8 within 30 Banking Days after the Closing Date and, in so doing, to make a contribution to RÖNTEC AG’s other capital reserves as defined in § 252 para. 2 no. 4 HGB. Furthermore, the Purchaser intends to repay the other loan obligations if this is economically appropriate.

§ 9 INDEMNIFICATIONS AND COVENANTS OF THE SELLERS

9.1

Limitations Period; Scope of Liability

Claims for indemnification under this Clause 9 are time-barred upon expiration of 8 (eight) years after the Closing Date. Clause 6.6 applies mutatis mutandis.

9.2

Proceedings in the Case of Indemnification Claims

To the extent that the Sellers consider claims of third parties for which the Purchaser and/or RÖNTEC AG can claim indemnification under Clauses 9.1 through 9.3 (hereinafter the “Indemnification Claims”) to be unjustified, the following applies: The Purchaser and/or RÖNTEC AG will inform the respective Sellers required to indemnify about the Indemnification Claims completely and without undue delay and will only make declarations in litigation and other declarations (also to public authorities) with the consent of the Sellers required to indemnify. At the request of the respective Sellers required to indemnify, the Purchaser and/or RÖNTEC AG will take measures to defend against the Indemnification Claims either themselves or through a person designated by the respective Sellers required to indemnify, provided that the respective Sellers required to indemnify pay all related costs (court costs as well as costs outside of court), including advances and security, before they become due. The disputes about Indemnification Claims will be conducted according to the instructions of the respective Sellers required to indemnify to the extent that the respective Sellers under the obligation to indemnify require this without undue delay after the notice from the Purchaser and/or RÖNTEC AG about the Indemnification Claims. The costs of defending against obviously unjustified claims will initially be borne by the Company.

9.3

Indemnification in connection with Silent Participations

In the event that doubts exist that the silent participations between RÖNTEC AG and bmp AG, bmp Venture Tech GmbH and Ventegis Capital AG will be validly terminated with economic effect as of the Closing Date pursuant to the termination agreement still to be concluded, bmp AG, bmp Venture Tech GmbH and Ventegis Capital AG undertake to place the Purchaser and RÖNTEC AG completely in the position they would have been in if the above mentioned silent participations had been validly terminated effective as of the Closing Date.

§ 10 MATERIAL ADVERSE CHANGE

If during the period between conclusion of this Agreement and the Closing Date an event occurs or circumstances become known which lead to the following, the Purchaser is entitled to withdraw from this Agreement by declaration given to the Sellers:

a)	if the unrestricted continuation of the business operations of the Company during the period after the date of conclusion or the closing of this Agreement could be materially adversely affected,

or

b)

if there is a violation of one of the independent guarantees given under § 5 and § 7 which may lead to actual or anticipated harm to RÖNTEC AG and/or the Purchaser in excess of an amount of EUR 300,000.00, without it being necessary that a claim of the Purchaser against the Sellers for such damage actually exists under § 6 or § 8.

or

c)

if an application is submitted to commence insolvency proceedings over the assets of the Company and/or reasons for commencing insolvency proceedings under §§ 16 through 19 German Insolvency Code [Insolvenzordnung] exists.

If the Purchaser withdraws from this Agreement under this § 10, claims of the Sellers against the Purchaser based on or relating to the withdrawal from this Agreement are excluded. Any further claims of the Purchaser remain unaffected, even if it withdraws from this Agreement. After expiration of the Closing Date, the Purchaser is precluded from withdrawal pursuant to this § 10.

§ 11 VESTING

All Old Shareholders, except for the Old Shareholders Martin Gander, Rainer Schädlich, Gerd Liebezeit and Prof. Dr. Norbert Langhoff, undertake to conclude the

Stock Repurchase Agreement with Bruker BioSciences Corporation attached as Exhibit 11 immediately after conclusion of this Agreement and to comply with the restrictions on dispositions of the Registered Shares set forth in the Stock Repurchase Agreement.

§ 12 PROHIBITION ON COMPETITION

12.1

Prohibition on Competition for the Sellers

The Old Shareholders, except for ***, undertake to the Purchaser and RÖNTEC AG by way of a third party beneficiary contract that they will not engage in activities which are in competition with the business of RÖNTEC AG as conducted on the date this Agreement is concluded or promote such competition, be it directly or indirectly or for own account or for the account of a third party, for a period of three years after the date on which this Agreement is concluded. This prohibition on competition covers the territory of ***.

12.2

Participations in a competitive Enterprise

The Old Shareholders undertake towards the Purchaser and RÖNTEC AG by way of a third party beneficiary contract also not to participate in one or more enterprises which are in competition in any way whatsoever with RÖNTEC AG in the territory mentioned in Clause 12.1, be it directly or indirectly or for their own account or the account of third parties, for a period of three years after conclusion of this Agreement. This prohibition on participations applies to all participations as owner, shareholder or in any other form (also silent), but not for the acquisition of shares listed on an exchange up to 2% of the share capital in a stock corporation if the acquisition is for purposes of investment without exercising or seeking to exercise influence on the management of the relevant company.

12.3

Activity for RÖNTEC AG

The prohibition on competition is not violated by work for RÖNTEC AG or its successors in right.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

12.4

Contract Penalty [Strafversprechen]

Each Seller who violates the provisions in this § 12 or in § 13 undertakes to pay to the Purchaser a contract penalty in the amount of EUR *** for each instance of a violation of the prohibition on competition under the above Clauses 12.1 through 12.3 or the provisions on confidentiality in § 13, which penalty is due upon the commencement of the violation and will bear interest from that point in time at the rate of 5% annually above the respective base interest rate [Basiszinssatz]. If the violation is continued despite a written reminder, then a further contractual penalty in the amount set forth in sentence 1 is to be paid for each commenced month of the violation; the above provision applies mutatis mutandis to when the penalty becomes due and to the interest thereon. The claim of the Purchaser for payment of the contractual penalty does not affect the claims of the Purchaser, RÖNTEC AG or any successors in right to RÖNTEC AG for damages or performance (cease and desist in competing, compelling compliance with the obligation of confidentiality). The Sellers are required to provide information to the Purchaser and RÖNTEC AG about the duration, type and scope of the violation against the prohibition on competition and/or the requirement of confidentiality.

§ 13 CONFIDENTIALITY AND PRESS RELEASES

13.1

Confidentiality; Press Releases; Public Announcements

The Sellers undertake to maintain confidentiality towards third parties with regard to the conclusion, the parties and the content of this Purchase and Transfer Agreement, unless the relevant facts are public knowledge or their publication is required by law, by other regulatory, accounting or tax rules, or by virtue of other administrative requirements. In this case, the Sellers are required to inform the Purchaser in advance and to limit the publication to the content required by law or by the public authorities. The Purchaser is free - without the consent of the Sellers - to issue press releases or other publications about the transactions contemplated in this Purchase and Transfer Agreement. Any notices or announcements, which are required by law or by the applicable stock exchange rules or securities laws and regulations, must be made.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

13.2

Confidentiality on the part of the Sellers

The Sellers are required to treat all business secrets of the Company as confidential and not to disclose them to third parties or use them for the Sellers’ own purposes, unless these business secrets have become public knowledge prior to the date on which this Purchase and Transfer Agreement is concluded without this obligation being violated, or the Sellers are compelled by law to make such disclosures or the Purchaser has given prior written consent to the disclosure.

§ 14 ASSIGNMENT OF RIGHTS AND OBLIGATIONS

The rights and obligations under this Purchase and Transfer Agreement cannot be assigned, either in whole or in part, without the prior written consent of the respective other Parties. This does not apply to the transfer of rights and/or obligations of the Purchaser to an enterprise, which is affiliated with the Purchaser or its shareholder [verbundenes Unternehmen] within the meaning of §§ 15 et seq. German Stock Corporations Act [Aktiengesetz, “AktG”].

§ 15 CONTINUATION OF THE BUSINESS OPERATIONS

15.1	The Parties will inform each other without undue delay in the event that the following actions are supposed to be carried out prior to the Closing Date:
	(a)	withdrawals or (advance) distributions of profits or reserves;
(b)

conclusion, termination, notice of termination or amendments to contracts, which are outside of the ordinary course of business or have a value of more than EUR 25,000.00 or a fixed term of more than one year;

	(c)	changes to the accounting methods;
	(d)	issuance of guarantees, sureties [Bürgschaften], comfort letters or other forms of security for the liabilities of third parties (including the Sellers);
	(e)	authorization of capital expenditures in excess of EUR 25,000.00;

(f) hiring of employees, including trainees and independent contractors, or granting pensions;
(g)

conclusion, termination, notices of termination of or modification to contracts with the Sellers or enterprises affiliated with the Sellers within the meaning of §§ 15 et seq. AktG as well as the settlement of claims of the Sellers and/or their affiliated enterprise against RÖNTEC AG or the making of other payments to the above persons, except for those customary business payments, which have been made in the ordinary course of business upon exercising the care of a reasonable business person and which were similar to those payments made in business year 2004/2005; or

(h)

conclusion, termination, notice of termination of or modification to contracts or agreements for industrial property rights, copyrights or other intellectual property rights, including rights of use as well as the issuance of such declarations and the taking other measures in connection with the above rights;

(i) other actions outside of the ordinary course of business.
15.2

If the Company carries out one of the above measures in the period between conclusion of this Agreement and the Closing Date without the prior consent of the Purchaser, then the Purchaser will be entitled to withdraw from this Agreement by giving written notice to the Sellers within a period of 30 calendar days after the point in time when the Purchaser obtained knowledge of the measure. Mutual claims of the Parties against each other do not exist in the case of a withdrawal under this Clause 15.2.

§ 16 POWER OF ATTORNEY FROM THE SELLERS

Each of the Sellers hereby grants power of attorney to:
Mr. Stephan Tarlach, with offices at Alt-Moabit 59-61, 10555 Berlin as well as
Mr. Thomas Schülein, ***,
[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

as well as
Mr. Jürgen Faigle, with offices at Kürfürstendamm 119, 10711 Berlin,

acting jointly, to issue all necessary and/or appropriate declarations of intent for the Sellers in connection with the sale and transfer of all shares held by the Sellers in RÖNTEC AG to the Purchaser and to receive such declarations; this power of attorney is irrevocable, but it is limited until 31 December 2005, and the attorneys-in-fact are released from the restrictions of § 181 BGB. This also applies to the exercise of all shareholder rights in shareholders’ meetings of the Company.

§ 17 TAXES AND COSTS

17.1

Taxes

Any transaction taxes, including real property transfer tax, and all other fees and levies resulting from the conclusion or the performance of this Purchase and Transfer Agreement will be borne by the Purchaser. This also applies to all fees and other costs in connection with proceedings under cartel law, stock exchange proceedings and the compliance with other provisions under public law.

17.2

Costs

Otherwise, each Party bears its own costs and disbursements, including the fees, costs and disbursements of its Consultants.

§ 18 NOTICES

18.1

Form of Notices

All legal declarations and other notices in connection with this Purchase and Transfer Agreement must be in written form to the extent that notarization or another form is not required by law.

18.2

Notices to the Sellers

All notices to the Sellers in connection with this Purchase and Transfer Agreement are to be addressed to:
a)	In the case of a notice to bmp AG and/or bmp Venture Tech GmbH:
bmp Aktiengesellschaft z. Hd. Stephan Tarlach Alt-Moabit 59-61 D-10555 Berlin
b)	In the case of a notice to Ventegis Capital AG:
Ventegis Capital AG z. Hd. Herrn Jürgen Faigle Kurfürstendamm 119 D-10711 Berlin
c)	In the case of a notice to one or all Old Shareholders:

Thomas Schülein
***

All Old Shareholders hereby grant irrevocable power of attorney, which will survive their own death, to Mr. Thomas Schülein for the purpose of receiving all declarations as their agent for receipt of legal declarations which are directed under this Agreement to one or more Old Shareholders.

18.3

Notices to the Purchaser

All notices to the Purchaser in connection with this Purchase and Transfer Agreement are to be addressed to:
Bruker AXS GmbH z. H. Herrn Dr. Frank Burgäzy Östliche Rheinbrückenstraße 50 76167 Karlsruhe
[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

18.4

Changes in the Addresses

The Parties must notify the respective other parties in writing about changes in the above addresses. The current address is deemed to be valid until such a notice.

§ 19 FINAL PROVISIONS

19.1

Applicable Law

This Purchase and Transfer Agreement is governed by German law to the extent that the laws of another country are not required to be applied. Any references under the applicable conflicts of law rules [Internationales Privatrecht] and the United Nations Sales Convention do not apply.

19.2

Jurisdiction and Venue

To the extent legally permissible, the exclusive jurisdiction and venue for all disputes between the Parties under or in connection with this Purchase and Transfer Agreement shall be Berlin. The Purchaser hereby appoints the Law Firm of CMS Hasche Sigle, Barkhausstrasse 12-16, 60325 Frankfurt am Main, as its agent for service of process, and the Sellers jointly appoint Mr. Thomas Schülein as their agent for service of process.

19.3

Amendments, Supplements and Cancellations

Amendments, supplements or the cancellation of this Purchase and Transfer Agreement, including the amendment of this provision itself, must be writing, unless the law mandates a stricter form requirement.

19.4

Headings

The headings of the clauses and sections in this Agreement are intended only to ease reading. They are not to be taken into account for purposes of interpreting this Purchase and Transfer Agreement.

19.5

Exhibits

All Exhibits are incorporated by reference into this Purchase and Transfer Agreement. However, the Parties are aware that the Exhibits to this Agreement present only an incomplete status and must be supplemented and that they are only preliminary in nature and, therefore, amendments to these Exhibits will occur up the Closing Date. The final Exhibits, which are supposed to be binding for the Parties and incorporated by reference into this Agreement, will be exchanged between the Parties on the Closing Date and will be appended to this Agreement. Reference is made to Clause 3.3.1.

19.6	Complete Agreement

This Purchase and Transfer Agreement contains all agreements of the Parties with respect to its subject matter as of the date of conclusion of this Agreement and supercedes any and all oral and written negotiations, agreements and arrangements concluded between the Parties previously in connection with the subject matter of this Agreement. Side agreements to this Purchase and Transfer Agreement do not exist.

19.7

Severability Clause

If any provision in this Agreement is or becomes completely or partially void, invalid or unenforceable, then the validity and enforceability of all other provisions will not be affected thereby. The void, invalid or unenforceable provision is deemed to have been replaced by a valid and enforceable provision which most closely reflects the economic purpose intended with the void, invalid or unenforceable provision. This applies accordingly for any aspects which this Agreement did not address.

******************

Purchaser:

October 7, 2005	/s/ Frank Burgaezy
(Bruker AXS GmbH,
represented by:
Frank Burgaezy)

October 7, 2005	/s/ Bernard Kolodziej
(Bruker AXS GmbH,
represented by:
Bernard Kolodziej)

Sellers:

October 7, 2005	/s/ Mr. Stephan Tarlach
/s/ Mr. Oliver Bormann
(1. bmp Aktiengesellschaft)

October 7, 2005	/s/ Mr. Stephan Tarlach
/s/ Mr. Oliver Bormann
(2. bmp Venture Tech GmbH)

October 7, 2005	/s/ Dr. Stephan Beyer
/s/ Mr. Karsten Haesen
(3. Ventegis Capital AG)

October 7, 2005	/s/ Martin Gander
(4. Martin Gander)

October 7, 2005	/s/ Andreas Gatzke
(5. Andreas Gatzke)

October 7, 2005	/s/ Gert Kommichau
(6. Gert Kommichau)

October 7, 2005	/s/ Klaus Kromer
(7. Klaus Kromer)

October 7, 2005	/s/ Gerd Liebezeit
(8. Gerd Liebezeit)

October 7, 2005	/s/ Manfred Maneck
(9. Manfred Maneck)

October 7, 2005	/s/ Olaf Meibaum
(10. Olaf Meibaum)

October 7, 2005	/s/ Detlef Meinhardt
(11. Detlef Meinhardt)

October 7, 2005	/s/ Rainer Schädlich
(12. Rainer Schädlich)

October 7, 2005	/s/ Thomas Schülein
(13. Thomas Schülein)

October 7, 2005	/s/ Prof. Norbert Langhoff
(14. Prof. Norbert Langhoff)

October 7, 2005	/s/ Ulrich Waldschläger
(15. Ulrich Waldschläger)